Exhibit 99.1

               NOVELIS REPORTS REVISED FIRST QUARTER RESULTS

                        REGIONAL INCOME INCREASED 14%

              ROLLED PRODUCT SHIPMENTS UP 4% IN THE 1ST QUARTER

                     DEBT POSITION REDUCED BY $70 MILLION

    ATLANTA, May 12 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE, TSX: NVL) today reported first quarter 2005 net income of $29 million, or earnings per share (EPS) of $0.39. This is comprised of consolidated net income of $59 million for the period of January 6, the effective date of our spin from Alcan Inc., to March 31, 2005, and a combined loss of $30 million on mark-to-market derivatives from January 1 to 5, 2005, prior to our spin from Alcan. Net income in the carve out statements as a part of Alcan for the first quarter 2004 was $69 million (EPS $0.92).

    The 2004 carve out statements included an allocation of interest expense and corporate costs of Alcan. The after-tax increase between first quarter 2004 and first quarter 2005 is $17 million for interest expense and $12 million for corporate costs. FAS 133 mark-to-market income decreased by $17 million after-tax.

    Rolled product shipments climbed by 4% to 712 thousand tonnes (kt) for the first quarter of 2005 over the equivalent period in 2004. For 2005, the increase in shipments is attributed to strong market demand, largely in North America and Asia, and continued market share growth in South America.

    Sales and operating revenues rose by 17% for the first quarter of 2005 over the same quarter of 2004 while cost of sales and operating expenses experienced a similar percentage increase. The major contributing factors to both sales and operating revenues and cost of sales were an increase in London Metal Exchange (LME) pricing, which was up 13% for the year ago quarter, and stronger shipment levels.

    Selling, general and administrative expenses (SG&A) were $76 million in the first quarter, up $16 million from the year-ago quarter. Included in SG&A for the quarter are additional corporate head office costs we incurred for the first time as a stand-alone company, $6 million in start-up costs and the strengthening euro.

    Interest expense at $44 million in first quarter 2005 was significantly higher than the interest allocated from Alcan in the carve out statements in first quarter 2004. A comparison to first quarter 2004 interest expense is not meaningful as it did not reflect the level of debt, nor the associated interest costs the Company would have incurred had it operated on a stand-alone basis at that time.

    Other expenses (income) - net was income of $14 million in the first quarter of 2005 and included Financial Accounting Standard No. 133 (FAS 133) mark-to-market gains on derivatives of $14 million. We also incurred debt issue costs of $13 million on undrawn facilities used to back-up the Alcan notes we received in January 2005 as part of our separation from Alcan. Alcan funded the $13 million of debt issuance costs by reimbursing Novelis and the Alcan notes were repaid from the proceeds of our 7.25% unsecured senior notes due February 15, 2015. The first quarter of 2004 included FAS 133 mark-to-market gains of $42 million as well as a gain on asset sales of $7 million.

    In the first quarter of 2005, the effective tax rate was 47% compared to a composite statutory rate of 34%. In 2004, the effective tax rate for the first quarter was 38%, compared to the composite statutory rate of 37%. The main difference in the first quarter 2005 rate was a $6 million tax provision in connection with our spin-off from Alcan, for which there was no related income.

    "Our first quarter performance was an insight into the true abilities of this company," said Brian Sturgell, President and CEO. "We ended our last year as a part of Alcan on solid operational footing, and we are starting our first year as Novelis in a global leadership position. The first quarter reflects the capabilities of our people and technology and what can be accomplished in an environment of high metal prices. We stepped out as an independent company and performed well on all key points - cash flow therefore debt paydown, regional income, and shipment growth. Our goal is to provide maximum value to the shareholder and our efforts and strategy came together to do just that."

    The historical 2004 unaudited combined financial statements are presented in U.S. dollars using United States (U.S.) Generally Accepted Accounting Principles (GAAP) and have been derived from the accounting records of Alcan using the historical results of operations and historical basis of assets and liabilities of the businesses comprising Novelis. However, the historical unaudited combined financial statements included herein may not necessarily reflect the Group's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had Novelis been a stand-alone company during the historical periods presented. As these historical combined financial statements represent a portion of the businesses of Alcan which did not at the time constitute a separate legal entity, the net assets of Novelis have been presented as Alcan's net investment in the businesses. Alcan's investment in the businesses includes the accumulated earnings of the businesses as well as cash transfers related to cash management functions performed by Alcan. Subsequent to the spin-off from Alcan, the financial statements no longer reflect Alcan as a related party. For more information on the basis of presentation of the historical combined financial statements, see note 2 to the audited combined financial statements included in the Company's recently filed annual report on Form 10-K for the year ended December 31, 2004.

    Regional Results
    See Attachment A for a description of Regional Income and a reconciliation of Regional Income to Income Before Income Taxes and Other Items.

    Total Regional Income       1st Qtr    1st Qtr               4th Qtr
    ($ in millions)               2005       2004      % Chg       2004      % Chg
    -------------------------   --------   --------   --------   --------   --------
    Sales                          2,118      1,810       17.0%     2,016        5.1%
    Regional Income                  182        159       14.5%       116       56.9%
    Rolled Product
     Shipments (kt)                  712        683        4.2%       671        6.1%
    Regional Income per Ton          256        233        9.8%       173       47.9%
    Depreciation                      58         61       -4.9%        68      -14.7%
    Capital Expenditures              23         20       15.0%        70      -67.1%
    Total Assets                   5,667      6,691      -15.3%     5,954       -4.8%

    Regional Income increased $23 million or approximately 14% for the first quarter 2005 versus the prior year period. Rolled product shipments climbed 4% in the quarter over the same period in 2004. Volume was the largest driver behind the increase in Regional Income in the first quarter 2005, with improved pricing being an additional factor. The positive impact of the spreads between used beverage cans (UBC) and primary metal along with our hedging program more than offset the impact of our can price ceilings. These gains more than compensated the negative effect of metal price timing differences and a mix shift in Europe.

    Novelis North America

    North America               1st Qtr    1st Qtr               4th Qtr
    ($ in millions)               2005       2004      % Chg       2004      % Chg
    -------------------------   --------   --------   --------   --------   --------
    Sales                            827        670       23.4%       735       12.5%
    Regional Income                   57         69      -17.4%        32       78.1%
    Rolled Product
     Shipments (kt)                  283        274        3.3%       256       10.5%
    Regional Income per Ton          201        252      -20.2%       125       60.8%
    Depreciation                      18         17        5.9%        17        5.9%
    Capital Expenditures               8         11      -27.3%        21      -61.9%
    Total Assets                   1,480      2,688      -44.9%     1,406        5.3%

    Regional Income declined 17% or $12 million from the first quarter 2004. The reduction was mainly due to the adverse effect of metal price timing differences, as well as higher freight and energy costs. These were partially offset by an increase in rolled product shipments of 3% in the first quarter of 2005 versus the same period last year, pricing improvements in Industrial Products and Light Gauge Products as well as a product portfolio improvement in Can Products.

    The positive impact of the spreads between UBC and primary metal along with our hedging program more than offset the impact of our can price ceilings.

    Novelis Europe

    Europe                      1st Qtr    1st Qtr               4th Qtr
    ($ in millions)               2005       2004      % Chg       2004      % Chg
    -------------------------   --------   --------   --------   --------   --------
    Sales                            807        756        6.7%       792        1.9%
    Regional Income                   57         42       35.7%        38       50.0%
    Rolled Product
     Shipments (kt)                  252        249        1.2%       228       10.5%
    Regional Income per Ton          226        169       34.1%       167       35.7%
    Depreciation                      26         28       -7.1%        36      -27.8%
    Capital Expenditures               8         10      -20.0%        33      -75.8%
    Total Assets                   2,469      2,363        4.5%     2,885      -14.4%

    Regional Income for the first quarter of 2005 increased by 36% or $15 million over the first quarter of 2004 results due to effective management of SG&A and positive timing of expenses. The first quarter 2005 saw gains from higher shipments and the impact of the stronger euro on the translation of euro profits into U.S. dollars. These improvements more than offset the shift in the product mix as the softer economy in Europe led to lower sales in certain high-end product lines.

    Novelis Asia

    Asia                        1st Qtr    1st Qtr               4th Qtr
    ($ in millions)               2005       2004      % Chg       2004      % Chg
    -------------------------   --------   --------   --------   --------   --------
    Sales                            338        268       26.1%       336        0.6%
    Regional Income                   30         20       50.0%        18       66.7%
    Rolled Product
     Shipments (kt)                  114        108        5.6%       118       -3.4%
    Regional Income per Ton          263        185       42.2%       153       71.9%
    Depreciation                      12         12          0%        12          0%
    Capital Expenditures               3          4      -25.0%        14      -78.6%
    Total Assets                     987        922        7.0%       954        3.5%

    Asia experienced a nearly 6% increase in volume over the first quarter 2004, while regional income in the first quarter 2005 increased by 50% or $10 million over the same period last year. In the first quarter 2005 we experienced better pricing which more than offset the adverse impact from the strengthening Korean currency on our costs. Productivity improvements provided a benefit to the quarter as de-bottlenecking opportunities helped expand capacity and allowed us to grow.

    Novelis South America

    South America               1st Qtr    1st Qtr               4th Qtr
    ($ in millions)               2005       2004      % Chg       2004      % Chg
    -------------------------   --------   --------   --------   --------   --------
    Sales                            149        118       26.3%       156       -4.5%
    Regional Income                   38         28       35.7%        28       35.7%
    Rolled Product
     Shipments (kt)                   63         52       21.2%        69       -8.7%
    Regional Income per Ton          603        538       12.1%       406       48.5%
    Depreciation                      11         12       -8.3%        11        0.0%
    Capital Expenditures               2          3      -33.3%        11      -81.8%
    Total Assets                     766        812       -5.7%       779       -1.7%

    South America had a strong quarter with regional income up $10 million or almost 36% in the first quarter 2005 versus first quarter 2004. Shipments in the first quarter 2005 were up over 21%, a significant increase from the same period in 2004. Improved pricing, higher shipments and the positive impact from higher ingot prices on the production from our smelters in Brazil accounted for the improvement.

    Cash from Operating Activities
    Cash from operating activities was $112 million for the first quarter of 2005 with a change in working capital, deferred items and other-net of $47 million. This represents a $26 million change in cash from operating activities from the same quarter in 2004, or a 19% change. The change in working capital deferred items and other-net for the same period in 2004 was ($9) million. Free cash flow for the first quarter of 2005 was $76 million, representing a 34% change from the first quarter of 2004, which was $116 million.

    Cash Flow                   1st Qtr    1st Qtr               4th Qtr
    ($ in millions)               2005       2004      % Chg       2004      % Chg
    -------------------------   --------   --------   --------   --------   --------
    Cash from Operating
     Activities                      112        138      -18.8%       -75      249.3%
    Dividends                        -13         -2        550%         0        N/M
    Capital
     Expenditures                    -23        -20         15%       -70       67.1%

    Free Cash Flow(1)                 76        116      -34.5%      -145      152.4%

    (1) "Free cash flow" consists of cash from operating activities less capital expenditures and dividends. Dividends include those paid by our less than wholly-owned subsidiaries to their minority shareholders and dividends to the common shareholders of Novelis. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and other value creation opportunities.

    Financing and Investment Activities
    In connection with the reorganization transactions described below in Note 1 -- Background and Basis of Presentation, the Company entered into senior secured credit facilities providing for aggregate borrowings of up to $1.8 billion (as described in Note 3 thereof). These facilities consist of a $1.3 billion seven-year senior secured Term Loan B facility, bearing interest at LIBOR plus 1.75%, all of which was borrowed on January 10, 2005, and a $500 million five-year multi-currency revolving credit facility. The Term Loan B facility consists of an $825 million Term Loan B in the United States and a $475 million Term Loan B in Canada. The proceeds of the Term Loan B facility were used in connection with the reorganization transactions, Novelis' separation from Alcan and to pay related fees and expenses.

    On February 3 2005, Novelis sold $1.4 billion aggregate principal amount of senior unsecured debt securities (Senior Notes). The Senior Notes, which were priced at par, bear interest at 7.25% and will mature on February 15, 2015. The net proceeds of the placement were used to repay Alcan notes that were issued in connection with the reorganization transaction.

    At the spin-off from Alcan, Novelis had $2,951 million of long term debt and capital leases. With the strength of the cash flows in the first quarter 2005, Novelis reduced its debt position by $70 million to $2,881 million as at March 31, 2005.

    Capital expenditures totaled $23 million for the first quarter 2005 and $20 million in the prior year quarter representing re-investment rates of 40% and 33% of depreciation, respectively. The majority of Novelis' capital expenditures for the quarter were spent on keeping our quality and technology advantage in the market, increasing productivity, finding additional cost reductions and undertaking small projects to increase capacity.

    2005 Outlook
    The guidance for 2005 is based on the fundamental drivers of the business moving forward. Regional demand levels continue to be strong in all regions except Europe, where economic activity continues to track sideways at best and all four regions are performing well from an operational perspective. Our clear focus over the next three years is to strengthen the balance sheet and de-lever the company while maintaining our operating leadership. The ability to achieve this goal is within our reach as we drive value through improvements in our product portfolio and focused growth. The outlook for 2005 includes two key components. First, capital expenditures will not exceed $175 million. Second, regional income is expected to grow between 5% and 10%, excluding the impact of FAS 133 mark-to-market gains or losses on derivatives but including the income from joint ventures.

    The original guidance figure for growth was based on a historical calculation of Business Group Profit for the full year 2004 of $597 million. However, in the future we will base the guidance on the Total Regional Income as this is the measurement that is most relied on by management for allocating resources and making regional decisions. Under this new measurement, that base figure would have been $654 million for 2004. Therefore, for 2005 the regional income guidance is a 5% to 10% increase from the 2004 base figure or a $33 million to $65 million increase.

    Novelis faces challenges in our first year as an independent company. Significant changes in currency, energy costs, economies and raw material costs are uncertainties that are not under our control. The 2005 outlook is based on information currently available to management.

    Attachment A
    The following table summarizes the reconciliation of Regional Income to Income Before Income Taxes and Other Items.

                                                  First Quarter       Fourth
                                               -------------------   Quarter
    ($ in millions)                              2005       2004       2004
    ----------------------------------------   --------   --------   --------
    Regional Income
       Novelis North America                         57         69         32
       Novelis Europe                                57         42         38
       Novelis Asia                                  30         20         18
       Novelis South America                         38         28         28
    Total Regional Income                           182        159        116

       Corporate Office                             (27)       (10)       (18)

    Additional Items for Reconciliation
       Equity accounted joint venture
        eliminations                                (11)       (11)       (16)
       Change in fair market value of
        derivatives                                  19         49         40
       Restructuring, rationalization &
        impairment                                    1          7        (74)

       Depreciation & amortization                  (58)       (61)       (68)
       Interest                                     (44)       (19)       (19)

    Income before income taxes and other
     items                                           62        114        (39)

    Regional Income comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate office costs and asset and goodwill impairments, restructuring, rationalization and the change in fair market value of our derivatives, which are not under the control of the regional groups. These items are managed by the company's head office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance.

    Financial information for the regional groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with the way the business groups are managed. Under U.S. GAAP, these joint ventures are accounted for under the equity method. Therefore, in order to reconcile to income (loss) before income taxes and other items, the Regional Income of these joint ventures is removed from Total Regional Income for the company and the net after-tax results are reported as equity income.

    The change in the fair market value of derivatives has been removed from individual regional results and is shown on a separate line. This presentation provides a more accurate portrayal of underlying business group results and is in line with the company's portfolio approach to risk management.

    Novelis Inc.

    CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (unaudited)
    (in millions of US$, except per share amounts)

    Three months ended March 31                        2005       2004
    ----------------------------------------------   --------   --------
    Sales and operating revenues
      - third parties                                   2,118      1,718
      - related parties                                     -         92
                                                        2,118      1,810
    Costs and expenses
    Cost of sales and operating expenses,
    excluding depreciation and
    amortization noted below
      - third parties                                   1,884      1,505
      - related parties                                     -         80
    Depreciation and amortization                          58         61
    Selling, general and administrative expenses           76         60
    Research and development expenses                       8         10
    Interest
      - third parties                                      44         11
      - related parties                                     -          8
    Other expenses (income) - net
      - third parties                                     (14)         4
      - related parties                                     -        (43)
                                                        2,056      1,696
    Income before income taxes and other items             62        114
    Income taxes                                           29         43
    Income before other items                              33         71
    Equity income                                           2          2
    Minority interests                                     (6)        (4)
    Net income                                             29         69
    Earnings per share
      Net income per share - basic                       0.39       0.93
      Net income per share - diluted                     0.39       0.92
    Dividends per common share                           0.09          -

    Supplemental information (note 1):

    Net income attributable to consolidated
     results of Novelis from January 6
     to March 31, 2005 - increase to
     Retained earnings                                     59
    Net loss attributable to combined results of
    Novelis from January 1 to 5, 2005 -
     decrease to Owner's net investment                   (30)
    Net income                                             29

    Novelis Inc.

    CONSOLIDATED AND COMBINED BALANCE SHEETS (unaudited)
    (in millions of US$, except number of shares)

                                                                     March 31,    December 31,
    As at                                                              2005           2004
    ------------------------------------------------------------   ------------   ------------
    ASSETS
    Current assets
    Cash and time deposits                                                   78             31
    Trade receivables (net of allowances of $33 in
     2005 and $33 in 2004)
      - third parties                                                     1,078            710
      - related parties                                                       -             87
    Other receivables
      - third parties                                                       308            118
      - related parties                                                      38            846
    Inventories
      Aluminum                                                            1,085          1,081
      Raw materials                                                          18             20
      Other supplies                                                        146            125
                                                                          1,249          1,226
    Total current assets                                                  2,751          3,018
    Deferred charges and other assets                                       277            193
    Long-term receivables from related parties                               93            104
    Property, plant and equipment
      Cost (excluding Construction work in progress)                      5,365          5,506
      Construction work in progress                                         116            112
      Accumulated depreciation                                           (3,231)        (3,270)
                                                                          2,250          2,348
    Intangible assets (net of accumulated
     amortization of $10 in 2005
     and $9 in 2004)                                                         33             35
    Goodwill                                                                263            256
    Total assets                                                          5,667          5,954

    LIABILITIES AND SHAREHOLDERS'/INVESTED EQUITY
    Current liabilities
    Payables and accrued liabilities
      - third parties                                                     1,443            859
      - related parties                                                      36            401
    Short-term borrowings
      - third parties                                                        26            229
      - related parties                                                       -            312
    Debt maturing within one year
      - third parties                                                         4              1
      - related parties                                                       -            290
    Total current liabilities                                             1,509          2,092
    Debt not maturing within one year
      - third parties                                                     2,851            139
      - related parties                                                       -          2,307
    Deferred credits and other liabilities                                  460            472
    Deferred income taxes                                                   179            249
    Minority interests                                                      141            140
    Shareholders'/Invested equity
    Common shares, no par value - unlimited
     number of shares authorized;
     issued and outstanding: 73,988,932 shares                                -              -
    Additional paid-in capital                                              460              -
    Retained earnings                                                        52              -
    Accumulated other comprehensive income                                   15             88
    Owner's net investment                                                    -            467
                                                                            527            555
    Commitments and contingencies
    Total liabilities and shareholders'/
     invested equity                                                      5,667          5,954

    Novelis Inc.

    CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (unaudited) (in millions of US$)

    Three months ended March 31                                        2005           2004
    ------------------------------------------------------------   ------------   ------------
    OPERATING ACTIVITIES
    Net income                                                               29             69
    Adjustments to determine cash from operating
     activities:
      Depreciation and amortization                                          58             61
      Deferred income taxes                                                 (21)            19
      Equity income                                                          (2)            (2)
      Stock option compensation                                               1              -
      Change in operating working capital,
       deferred items and other - net                                        47             (9)
    Cash from operating activities                                          112            138
    FINANCING ACTIVITIES
    Proceeds from issuance of new debt
     from third parties                                                   2,748            317
    Debt repayments to third parties                                     (2,720)             -
    Short-term borrowings - net
      - third parties                                                      (517)          (152)
      - related parties                                                       -              8
    Dividends                                                                (7)             -
    Dividends - minority interest                                            (6)            (2)
    Net receipts from (payments to) Alcan                                    82            (81)
    Cash from (used for) financing activities                              (420)            90
    INVESTMENT ACTIVITIES
    Purchase of property, plant and equipment                               (23)           (20)
    Change in loans receivable - third parties                              370              -
    Change in loans receivable - related parties                              8           (212)
    Cash from (used for) investment activities                              355           (232)
    Increase (Decrease) in cash and time deposits                            47             (4)
    Cash and time deposits - beginning of period                             31             27
    Cash and time deposits - end of period                                   78             23

    Novelis Inc.

    CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS'/INVESTED EQUITY (unaudited)
    (in millions of US$, except number of shares which is in thousands)

                                             Common Shares         Additional
                                          ---------------------      Paid-in     Retained
                                           Shares      Amount        Capital     Earnings
                                          ---------   ---------    ----------   ---------
    Balance at December 31, 2004                  -           -             -           -
    Net income - Q1 2005                          -           -             -          59
    Comprehensive loss                            -           -             -           -
    Dividends                                     -           -             -          (7)
    Transfer (to)/from
     Alcan - net                                  -           -             -           -
    Issuance of common stock in
     connection with the distribution        73,989           -           460(a)        -
    Balance at March 31, 2005                73,989           -           460          52

                                          Accumulated
                                             Other           Owner's
                                         Comprehensive         Net
                                             Income         Investment        Total
                                         -------------      ----------       -------
    Balance at December 31, 2004                    88             467          555
    Net income - Q1 2005                             -             (30)(b)       29
    Comprehensive loss                             (73)              -          (73)
    Dividends                                        -              (7)         (14)
    Transfer (to)/from Alcan - net                   -              30           30
    Issuance of common stock in
     connection with the distribution                -            (460)           -
    Balance at March 31, 2005                       15               -          527

     (a)  Represents the amount of Owner's net investment after transfers
          (to)/from Alcan - net.
     (b)  Refer to note 1 - Background and Basis of Presentation.

    Novelis Inc.
    (in millions of US$)

    1.  BACKGROUND AND BASIS OF PRESENTATION

    Background
    On May 18, 2004, Alcan Inc. (Alcan) announced its intention to separate its rolled products business into a separate company and to pursue a spin-off of that business to its shareholders. The rolled products businesses were managed under two separate operating segments within Alcan, Rolled Products Americas and Asia and Rolled Products Europe. Alcan and its subsidiaries contributed and on January 6, 2005, transferred to a new public company, Novelis Inc. (the Company or Novelis), substantially all of the aluminum rolled products businesses operated by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe, as their end-use markets and customers are more similar to those of Novelis. Novelis, which was formed in Canada on September 21, 2004, acquired the abovementioned businesses on January 6, 2005, through the reorganization transactions described above.

    On January 6, 2005, the spin-off occurred following the approval by Alcan's Board of Directors and shareholders, and the receipt of other required legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held. Common shares of Novelis began trading on a "when issued" basis on the Toronto (TSX) and New York (NYSE) stock exchanges on January 6, 2005, with a distribution record date of January 11, 2005. "Regular Way" trading began on the TSX on January 7, 2005, and on the NYSE on January 19, 2005.

    The Company together with its subsidiaries produces aluminum sheet and light gauge products where the end-use destination of the products includes the construction and industrial, beverage and food cans, foil products and transportation markets. The Company operates in four continents, North America, South America, Asia and Europe through 37 operating plants and three research facilities in 12 countries. In addition to aluminum rolled products plants, the Company's South American businesses include bauxite mining, aluminum refining and smelting facilities that are integrated with the rolling plants in Brazil.

    Post-transaction adjustments
    The agreements giving effect to the spin-off provide for various post-transaction adjustments and the resolution of outstanding matters, which are expected to be carried out by the parties by the end of 2005. These adjustments, for the most part, will be reflected as changes to shareholders' equity.

   Agreements between Novelis and Alcan
   Novelis has entered into various agreements with Alcan for the use of transitional and technical services, the supply of Alcan's metal and alumina, the licensing of certain of Alcan's patents, trademarks and other intellectual property rights, and the use of certain buildings, machinery and equipment, technology and employees at certain facilities retained by Alcan, but required in Novelis' business.

    Basis of presentation
    The unaudited combined financial results for the period from January 1 to January 5, 2005 represent the operations and cash flows of the Novelis entities on a carve-out basis. The unaudited consolidated results as at March 31, 2005 and for the period from January 6 (the date of the spin-off from Alcan) to March 31, 2005 represent the operations, cash flows and financial position of the Company as a stand-alone entity. The consolidated and combined financial statements include the financial results for both of these periods. All income earned and cash flows generated by the Novelis entities as well as the risks and rewards of these businesses from January 1 to 5, 2005 were primarily attributed to Novelis and are included in the unaudited consolidated results for the period from January 6 to March 31, 2005, with the exception of mark-to-market losses of $30 on derivative contracts primarily with Alcan. These mark-to-market losses for the period from January 1 to 5, 2005, were recorded in the unaudited consolidated and combined statements of income for the three months ended March 31, 2005, and are reflected as a decrease in Owner's net investment.

    The historical combined financial statements as at December 31, 2004 and for the quarter ended March 31, 2004 (the historical combined financial statements) have been derived from the accounting records of Alcan using the historical results of operations and historical basis of assets and liabilities of the businesses subsequently transferred to Novelis. Management believes the assumptions underlying the combined financial statements are reasonable. However, the historical financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows or what its results of operations, financial position and cash flows would have been had Novelis been a stand-alone company during the periods presented. Alcan's investment in the Novelis businesses, presented as Owner's net investment in the historical combined financial statements, includes the accumulated earnings of the businesses as well as cash transfers related to cash management functions performed by Alcan.

    In certain instances, amounts presented in the unaudited historical combined financial statements have been adjusted prospectively in the unaudited consolidated and combined financial statements as at and for the quarter ended March 31, 2005.

    2.  RELATED PARTY TRANSACTIONS

    The Company enters into transactions with related parties in the ordinary course of business. Alcan is the primary supplier of prime and sheet ingot to the Company as well as the counterparty to all of the Company's metal derivatives and most of the currency derivatives. The Company also sells inventory to Alcan and certain equity-accounted investees. In 2004 and prior years, Alcan was considered a related party to Novelis. However, subsequent to the spin-off, Alcan is no longer a related party, as defined in SFAS No. 57, Related Party Disclosures.

    In 2004, all related parties balances on the statement of income represent principally transactions between Alcan and Novelis. Subsequent to the spin-off, Novelis repaid its net obligation to Alcan at December 31, 2004 through third party financing (refer to note 3 - Debt Not Maturing Within One Year). At March 31, 2005, balances due to and from related parties comprise balances between Novelis and its equity-accounted investees.

    3.  DEBT NOT MATURING WITHIN ONE YEAR

    All of the Company's related party debt of $2,597 as at December 31, 2004 was payable to Alcan and was fully repaid in the first quarter of 2005. The related party debt was comprised of a combination of fixed and floating rate debt of $1,392 and fixed rate promissory notes (Alcan Notes) obtained in December 2004 of $1,205. The Alcan Notes comprised a major portion of the $1,375 bridge financing provided by Alcan to the Company as a result of the reorganization transactions described in note 1 - Background and Basis of Presentation. The remaining balance of the Alcan Notes of $170 was obtained in January 2005. The Alcan Notes were duly refinanced with the proceeds of the $1.4 billion 10-year Senior Notes issued in February 2005, discussed below.

    In connection with the reorganization transactions described in note 1 - Background and Basis of Presentation, the Company entered into senior secured credit facilities providing for aggregate borrowings of up to $1.8 billion. These facilities consist of a $1.3 billion seven-year senior secured Term Loan B facility, bearing interest at LIBOR plus 1.75%, all of which was borrowed on January 10, 2005, and a $500 five-year multi-currency revolving credit facility. The Term Loan B facility consists of an $825 Term Loan B in the U.S. and a $475 Term Loan B in Canada. The proceeds of the Term Loan B facility were used in connection with the reorganization transactions, the Company's separation from Alcan and to pay related fees and expenses.

    The Company has entered into interest rate swaps to fix the interest rate on $310 of the variable rate Term Loan B debt at an effective weighted average interest rate of 5.5% for periods of up to three years.

    On January 31, 2005, Novelis announced that it had agreed to sell $1.4 billion aggregate principal amount of senior unsecured debt securities (Senior Notes). The Senior Notes, which were priced at par, bear interest at 7.25% and will mature on February 15, 2015. The net proceeds of the placement, received on February 3, 2005, were used to repay the Alcan Notes.

    Novelis, incorporated January 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling, with 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unique ability to provide its customers with a regional supply of high-end rolled aluminum throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to automotive, transportation, beverage and food packaging, construction, industrial and printing markets. Please visit http://www.novelis.com for more information on Novelis.

    Statements made in this news release which describe the Company's intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual results could differ materially from those expressed or implied in such statements. Important factors which could cause such differences include global supply and demand conditions for rolled aluminum products, changes in the relative value of various currencies, demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with (and financial or operating conditions of) customers and suppliers, competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials, and the level of our indebtedness and ability to generate cash and other factors relating to the Company's ongoing operations. Reference should be made to the Company's 2004 annual report on Form 10-K for a summary of major risk factors.

    NOTE TO FINANCIAL MEDIA

    Novelis executives will discuss the company's performance during a conference call today with financial analysts beginning at 8:00 a.m. ET. Reporters are invited to listen to the call. To access the call, U.S. callers should dial (800) 561-2601. International callers should dial (617) 614-3518, passcode for both numbers is 4975 6737. Beginning at 11:00 a.m. ET today, a replay of the presentation will be available until midnight on Wednesday, May 18, 2005. To access the replay, U.S. callers should dial 888-286-8010, international callers should call 617-801-6888. The access code for U.S. and International is 6311 2284.

    The conference call will also be webcast on the Novelis Investor Relations website at http://www.novelis.com. A presentation will be available during the webcast and a downloadable version will be accessible on the Novelis website.

SOURCE  Novelis Inc.

    -0-                             05/12/2005
    /CONTACT: Media, Jennifer Dervin, +1-404-814-4208, or Investors, Holly Ash, +1-404-814-4212, both of Novelis Inc./
    /Web site:  http://www.novelis.com